Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2021, with respect to the consolidated financial statements of The9 Limited, its subsidiaries and its variable interest entities included in the Annual Report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this Registration Statement on Form F-1 (“Registration Statement”). We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton

Shanghai, China

April 7, 2021